SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SYNTEL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This proxy statement supplement, dated May 18, 2016, supplements the definitive proxy statement (the “Proxy Statement”) of Syntel, Inc. (the “Company”) filed with the Securities and Exchange Commission on April 29, 2016, relating to the Company’s Annual Meeting of Stockholders to be held on June 8, 2016. The Company is providing this disclosure to supplement the information provided in the Proxy Statement regarding Proposal 2 – Proposal To Adopt the 2016 Incentive Plan (the “2016 Plan”).

This supplement updates the subsection on page 11 of the Proxy Statement captioned “Individual Award Limits” which summarizes the limits on Section 162(m) Awards under the 2016 Plan. As stated in the 2016 Plan attached to the Proxy Statement, the referenced limits apply only to Section 162(m) Awards under the 2016 Plan and not to any other awards. The updated subsection is set forth below:

Individual Section 162(m) Award Limits

The 2016 Plan limits the total Section 162(m) Award grants to any one employee participant in any one fiscal year to: (i) 800,000 shares of Common Stock subject to stock options; (ii) 250,000 shares of Common Stock subject to stock appreciation rights; (iii) 200,000 shares of Common Stock subject to restricted stock awards or restricted stock units; (iv) 200,000 shares of Common Stock subject to performance awards; and (v) 200,000 shares of Common Stock subject to incentive awards. The 2016 Plan further limits the total dollar value of Section 162(m) Awards payable to any one employee participant in any one fiscal year on restricted stock units, performance awards or incentive awards valued in property other than Common Stock is limited to the lesser of $5,000,000 or ten times the employee participant’s base salary for the fiscal year.

This supplement should be read in conjunction with the Proxy Statement. From and after the date of this supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.